Exhibit 99.3

For more information contact:
Stephen S. Romaine, President & CEO
or Francis M. Fetsko, CFO
Tompkins Financial Corporation 607.273.3210

Gerald J. Klein, Jr. (845) 278-1050
President & CEO, Mahopac National Bank

John J. Hughes, Jr. (914) 631-5200, ext. 230
Chairman, President & CEO, Sleepy Hollow Bancorp

For Immediate Release
April 22, 2008

TOMPKINS FINANCIAL CORPORATION RECEIVES APPROVAL TO ACQUIRE
SLEEPY HOLLOW BANCORP, INC.
Merger Increases Tompkins Financial Presence in Westchester County

Ithaca and Sleepy Hollow, NY – Tompkins Financial Corporation (TMP–American Stock Exchange) and Sleepy Hollow Bancorp, Inc., announced today that all regulatory and shareholder approvals have been received in connection with Tompkins Financial Corporation’s previous announced acquisition of Sleepy Hollow Bancorp, Inc.

Tompkins Financial is headquartered in Ithaca, NY, and the parent of Mahopac National Bank, Tompkins Trust Company, The Bank of Castile, Tompkins Insurance Agencies, Inc., and AM&M Financial Services, Inc. Tompkins Financial President and CEO, Stephen S. Romaine said, “The merger with Sleepy Hollow Bancorp offers Tompkins Financial an excellent opportunity to expand our presence in Westchester, one of the nation’s most attractive markets, with established locations and experienced staff.”

John J. Hughes, Jr., Chairman, President, and CEO of Sleepy Hollow Bancorp added, “The affiliation with Tompkins Financial is an excellent fit with the community banking culture of Sleepy Hollow Bank, offering our customers expanded lending resources and a wider array of high-quality financial services.” Mr. Hughes will continue his affiliation with the bank in a key business development role following the merger.

It is anticipated that the merger will be completed on May 7, 2008, following which the five branches and one limited-service office of Sleepy Hollow Bank will become the Sleepy Hollow Division of Mahopac National Bank, the Tompkins Financial subsidiary serving the Hudson Valley region. When customer accounts are transferred on May 9, 2008, the combined Mahopac National Bank will hold $750 million in assets, with fourteen branches and one limited-service office serving Westchester, Putnam and Dutchess Counties. Gerald J. Klein, Jr., President and CEO of Mahopac National Bank, who will be President and CEO of the combined bank said, “Both organizations share the core values of true community banking – service excellence, local decisions, and commitment to the customers and local communities we serve.”

“Safe Harbor” Statement under the Private Securities Litigation Reform of 1995:

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation, to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.